EXHIBIT 16.1

AUDITORS’ LETTER REGARDING CHANGE IN EXTERNAL AUDITOR

March 31, 2011

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have read the statements below that will be included under Item 16.F(a) of Form 20-F of Centrais Elétricas Brasileiras S.A. –ELETROBRAS to be dated June 30, 2011, and we agree with such statements in so far as they relate to our firm.

“On March 27, 2009, the Company’s board of directors approved the engagement of PricewaterhouseCoopers Auditores Independentes as the independent registered accounting firm for the year ended December 31, 2009. The Company’s board of directors determined not to renew the engagement of BDO Trevisan Auditores Independentes as it determined that for the next five years all of the Company’s subsidiaries should be audited by the same independent registered accounting firm. BDO Trevisan Auditores Independentes was prevented from fulfilling this function as it had already served 2 out of the 5 years permitted by Article 31 of CVM Instruction No. 308/99”.

Very truly yours,

/s/ BDO Auditores Independentes

BDO Auditores Independentes